Exhibit 10.16

TO:	David Harmon
FROM:	Randy Falco, Chief Executive Officer

DATE:	May 7, 2008

SUBJECT:	AOL 2008 Retention Program

This memo is to notify you that you are eligible to participate in a one-time retention bonus program (“Bonus Program”) with AOL LLC (together with its subsidiaries and affiliates, “AOL” or “the Company”). This memo sets forth the key terms and conditions of your participation in the Bonus Program.

1.	Bonus Program

a.	Bonus Period. The Bonus Program shall be effective from May 1, 2008 and shall end on April 30, 2009 (“Bonus Period”).

b.	Bonus Payment. The total bonus amount for which you may be eligible shall be a one time payment equal to 100% of your Current Annual Salary, payable on or after April 30, 2009, (an amount equal to $400,000.08), less applicable withholdings, and subject to the Bonus Conditions set forth below (“Bonus Payment”). For purposes of this Bonus Program, your “Current Annual Salary” shall be your annual base pay in effect as of the date of this memo.

2.	Bonus Conditions

Your eligibility for the Bonus Payments shall be subject to and dependent upon you meeting the following conditions:

a.	Employment. You must be a full-time, active employee of the Company throughout the entire Bonus Period, subject to the following conditions:

(i)	Prior to the end of the Bonus Period, if AOL terminates your employment without cause, as defined below, in exchange for your execution and delivery of the Company’s standard separation agreement which contains, among other obligations, a valid release of all claims against the Company, you shall be entitled to receive any unpaid Bonus Payment under the Bonus Program.

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(ii)	Prior to the end of the Bonus Period, as a result of an “AOL Change of Control Transaction”, as defined below, if (a) you no longer have a position with the Company, or (b) your job functions and responsibilities are substantially or materially diminished from what they were immediately prior to an AOL Change of Control Transaction, the Company agrees to terminate your employment and characterize such termination as a termination without cause for purposes of paragraph 2(a)(i) above and for purposes of your Employment Agreement with the Company dated February 8, 2008. For purposes of this Bonus Program, an “AOL Change in Control Transaction” means a transaction that results in (i) a transfer by the Company or any Affiliate of the Company of your employment to a corporation, company or other entity whose financial results are not consolidated with those of the Company or Time Warner, or (ii) a change in the ownership structure of the Company or Affiliate with which you are employed such that the Company’s or Affiliate’s financial results are no longer consolidated with those of Time Warner.

(iii)	If during the Bonus Period you move to another Time Warner entity, you will be entitled to a pro rata Bonus Payment effective through your last day of active employment with the Company.

(iv)	Prior to the end of the Bonus Period, if AOL terminates your employment for cause, as defined below, you will not be entitled to any Bonus Payment (or any pro rata Bonus Payment).

(v)	For purposes of this Paragraph, “cause” means: (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure, in the sole discretion of the Company, to satisfactorily perform your duties and responsibilities for the Company; (iii) fraud, embezzlement, misappropriation, or material destruction of Company property by you; (iv) your breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the CNPR Agreement or the Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business; or (vii) your failure to cooperate in any internal or external investigation involving the Company.

b.	Eligibility. Eligibility for participation in the Bonus Program shall be determined by the Chief Executive Officer, at his sole discretion, and can be revised at any time for any reason not prohibited by law.

c.	Satisfactory Performance. You must perform your job satisfactorily throughout the Bonus Period.

d.	Leave of Absence. If you are on an approved leave of absence during the Bonus Period, you shall receive a Bonus Payment only upon you return to work. If you do not return from a leave of absence, you will not receive a Bonus Payment.

e.	Payment Dates and Withholdings. Any Bonus Payment to which you may be entitled under this Bonus Program shall be paid, less applicable withholdings, on your next regularly scheduled pay date following the end of the Bonus Period, unless local law requires that it be paid sooner. If AOL terminates your employment without cause as referenced in paragraph 2(a)(i) above, AOL will pay any unpaid Bonus Payment, less applicable withholdings, within four (4) weeks of its receipt of your executed separation agreement.

f.	CNPR Agreement/Non-Disparagement. You agree to comply with the current version of the Company’s Confidentiality, Non-competition and Proprietary Rights Agreement (the “CNPR Agreement”) which is incorporated herein by reference. In addition, you agree not to make any disparaging or untruthful remarks or statements about the Company, its officers, directors, employees or agents, and to comply with the Standards of Business Conduct and all other relevant policies of the Company.

g.	Confidentiality. You agree to keep the existence and details of the Bonus Program, including your participation in the Bonus Program, strictly confidential. Any breach of this provision shall result in forfeiture of your eligibility for future Bonus Payment or your return of the Bonus Payment to the Company if previously paid to you.

h.	Compliance with IRC Section 409A. This memo is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

All other terms and conditions of your employment with the Company remain in full force and effect. Your employment with the Company remains governed by the terms of your Employment Agreement, the Standards of Business Conduct and all other Company policies and procedures. Nothing in this memo or the Bonus Program is intended to create a contract for employment or guarantee of continued employment with the Company for any period of time.

If you wish to participate in this Bonus Program, please sign and date a copy of this memo and return it to Michaela Oliver, Senior Vice President, Human Resources, via interoffice mail. If you have any questions please do not hesitate to contact Michaela Oliver directly.

ACCEPTED:	/s/ David Harmon	DATE: 5/28/08
David Harmon